EXHIBIT 99.2
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Release Date:                      Contacts: Thistle Group Holdings, Co.
May 25, 2000                                 John F. McGill, Jr., CEO
                                             Pam Cyr, Dir. of Investor Relations
                                   Phone:    215-483-3777
                                   Fax:      215-483-1038
                                   Web:      RMBgo.com




             THISTLE GROUP HOLDINGS, CO. ANNOUNCES ACQUISITION OF 4
                         WILMINGTON TRUST BRANCH OFFICES

May 25, 2000 -- Thistle Group Holdings, Co., (NASDAQ: THTL) the holding company for Roxborough Manayunk Bank ("RMB"), announced today that RMB has entered into a definitive agreement with Wilmington Trust of Pennsylvania, West Chester, Pennsylvania to acquire four branch offices located in Chester and Delaware counties.

In addition to the real property, RMB will also acquire roughly $59 million in deposit liabilities. The branches are located in Lionville, Media, Westtown, and West Chester, Pennsylvania. The transaction is expected to close in the third quarter, terms of the transaction were not disclosed.

Commenting on the acquisition, John F. McGill, CEO, stated "These branches when combined with our existing network including our Wilmington branch acquisition announced May 23, 2000, give RMB a footprint in some of the area's fastest growing markets in Southeastern Pennsylvania where we will introduce our unique brand of personalized banking to a much broader array of households and businesses."

Thistle previously announced on Tuesday, May 23, 2000 that its subsidiary RMB had entered into a definitive agreement to acquire $52 million in deposits and $20 million in loans in addition to real property in downtown Wilmington, Delaware from Crown Bank.

Thistle Group  Holdings,  Co. is a  Philadelphia  based Unitary  Thrift  Holding
Company whose principal subsidiary is Roxborough Manayunk Bank. At March 31, 2000 the Company had total assets, deposits and stockholders' equity of $575 million, $313 million, and $75 million, respectively.